EXHIBIT 11

Consent of Independent Auditor

We consent to the use in this Regulation A Offering Statement on Form 1-A of our report dated August 14, 2023, relating to the financial statements of Concreit Series, LLC appearing in this Regulation A Offering Statement.

/s/ Duner and Foote
Irvine, California
August 14, 2023